EXHIBIT 23.2
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
IPWireless, Inc.


We consent to the incorporation by reference in the registration statement contained herein (Amendment No. 1 to Form S-3, No. 333-144974) and registration statements on Form S-3 (No. 333-144578), on Form S-1/A (No. 333- 139440), and on Form S-8 (Nos. 333-144550, 333-144549, and 333-142542) of NextWave Wireless,
Inc., of our report dated May 4, 2007, with respect to the consolidated balance sheets of IPWireless, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, convertible preferred stock, stockholders' deficit, and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2006, and to the reference to our firm under the heading "Experts" in the prospectus contained herein.

Our report dated May 4, 2007 contains an explanatory paragraph that states that IPWireless, Inc. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to the adoption of Statement of Financial Accounting Standards No 123(R), Share Based Payment, and Financial Accounting Standards Board Statements of Position 150 5, Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.


/s/ KPMG LLP

Mountain View, California
September 26, 2007